Exhibit 107

Calculation of Registration Fee

Form S-8

(Form Type)

INVO Fertility, Inc.

	Security type	Title of securities to be registered	Fee calculation rule (3)	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Fee rate	Amount of registration fee
Fees to be paid	Equity	Common stock, $0.0001 par value, to be issued pursuant to the Fourth Amended and Restated 2019 Stock Incentive Plan of INVO Fertility, Inc.	Other	950,000 Shares (2)	$1.05	$997,500	0.00013810	$137.75
		Total offering amounts				$997,500		137.75
		Total fees previously paid						-
		Total fee offsets						-
		Net fees dues						$137.75

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)	Reflects (i) 806,790 additional shares approved at the Registrant’s annual meeting of stockholders on January 22, 2026 and (ii) 143,210 shares pursuant to an automatic increase to the number of shares of the Registrant’s common stock reserved for issuance pursuant to future awards under the 2019 Stock Incentive Plan (the “Plan”), which annual increases are provided for in the Plan
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale price of the Registrant’s common stock on February 6, 2026 as reported in the Nasdaq Stock Market.